QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

1.
5 Winds, Inc., a Delaware corporation

2.
Involve Acquisition, Inc., a Delaware corporation

3.
Little Tornadoes, Inc., a Delaware corporation and wholly owned subsidiary of 5 Winds, Inc.

4.
Masterplanner Media, Inc., a California corporation

5.
VS Asset Acquisition, Inc. a Delaware corporation

QuickLinks

  Exhibit 21.1
SUBSIDIARIES OF REGISTRANT